EXHIBIT 4.1

                           CORPORATE STRATEGIES, INC.

                             STOCK OPTION AGREEMENT

                             Optionee: Fred Zeidman
                                       -------------

      1. GRANT OF STOCK OPTION. As of the "Grant Date" (identified below), Timothy J. Connolly, an individual residing in Houston, Texas ("Optionor"), hereby grants a Stock Option (the "Option") to the "Optionee" (identified below) to purchase the number of shares of Class B Common Stock, $0.001 par value, of Corporate Strategies, Inc., a Delaware corporation (the "Company"), identified below (the "Shares"), subject to the terms and conditions of this agreement (the "Agreement"). The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not an "incentive stock option" as defined in Section 422 of the Internal Revenue Code.

      2. DEFINITIONS. The following capitalized terms shall have those meanings set forth opposite them:

      (a)   Optionee: Fred Zeidman

      (b)   Grant Date: September 1, 2004

      (c)   Shares: 8,104,050 Shares

      (d)   Option Price: $0.10 per Share

      (e) Option Period: September 1, 2004, through August 31, 2008 (until 12:00 p.m. CST).

      (f) Vesting Schedule: The Option shall vest in three (3) equal tranches of 2,701,350 Shares each on each of the first, second and third anniversary of the Grant Date.

      3. OPTION TERM. The Option shall commence on the Grant Date (identified above) and terminate on August 31, 2008. This period during which the Option is in effect and may be exercised is referred to herein as the "Option Period".

      4. OPTION PRICE. The Option Price per Share is set forth in Section 2(d).

      5. VESTING. Subject to the terms of Section 8 hereof, the total number of Shares subject to this Option shall vest in accordance with the Vesting Schedule set forth in Section 2(f). The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period. The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, it shall be exercisable, in whole or in part, at any time during the Option Period.

      6. METHOD OF EXERCISE AND PAYMENT. All or part of the Option (to the extent vested) shall be exercised by the delivery of a signed written notice of exercise to Optionor. The notice shall set forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any part of the Option shall be payable to the Optionor in full in cash.

      As soon as practicable after receipt of a written notification of exercise and full payment, Optionor shall cause the Company to deliver to or on behalf of Optionee, in the name of Optionee or other appropriate recipient, share certificates for the number of Shares purchased under the Option. Such delivery shall be effected for all purposes when a stock transfer agent (or the Secretary) of the Company shall have deposited such certificates in the United States mail, addressed to Optionee or other appropriate recipient.

      7. CONDITIONS ON EXERCISE. Unless the shares of Common Stock issuable upon the exercise of the Option have been registered with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the "Act"), prior to the exercise of the Option, Optionee must represent in writing to Optionor and the Company that the Shares are being acquired for investment purposes only and not with a view towards the further resale or distribution thereof, and must supply to the Company such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with the Act.

      8. TERMINATION OF SERVICE AS EMPLOYEE. On even date herewith, the Company, as employer, and Optionee, as employee, have executed that certain Employment Agreement (the "Employment Agreement"). If Optionee's employment with the Company (or any of its subsidiaries) is terminated by the Company for Cause (as defined in the Employment Agreement) or by Optionee for any reason other than Good Reason (as defined in the Employment Agreement), the Option will automatically immediately terminate in its entirety. If Optionee's employment with the Company is terminated by the Company without Cause or by Optionee for Good Reason, the Option, to the extent unvested, shall immediately vest in full, and Optionee must exercise its right to purchase all or any portion of the Option during the thirty (30)-day period immediately following the date of termination of Optionee's employment with the Company. Upon the expiration of such thirty (30)-day period, the Option shall automatically terminate. In the event that Optionor terminates the Employment Agreement without Cause during the first year as provided for in Section 2 of the Employment Agreement, the Option shall immediately vest in full, and Optionee must exercise its right to purchase all or a portion of the vested portion of the Option on or before the date that is thirty (3) days after the date of termination of the Employment Agreement. Upon the expiration of such thirty (30)-day period, the Option shall automatically terminate. Until the effective date of any such termination of employment, the Option shall continue to vest in accordance with the terms of this Agreement.

      9. REORGANIZATION OF COMPANY. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      10. ADJUSTMENT OF SHARES. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company, appropriate adjustments shall be made to the terms and provisions of this Option as determined by the Board of Directors of the Company in its sole discretion.

      11. NO RIGHTS IN SHARES. Optionee shall have no rights as a shareholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

      12. INVESTMENT REPRESENTATION. Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.

      13. NO GUARANTEE OF SERVICE AS EMPLOYEE. The Option itself shall not confer upon Optionee any right to employment with the Company (or any of its subsidiaries) or serve the Company in any other capacity, nor shall it interfere with any right the Company's shareholders would otherwise have to terminate such Optionee's employment or other service at any time, with or without Cause.

      14. LOCKUP PROVISION. Optionee hereby acknowledges and agrees that the Shares are may not be sold or exchanged prior to December 31, 2007, except as otherwise set forth in this Section 14, and Optionee agrees to be bound by such provision. In addition, Optionor and Optionee hereby agree that in the event that Optionor is granted additional shares pursuant to the anti-dilution provisions of Optionor's employment agreement with the Company, the amount of Shares that may be purchased pursuant to this Option shall be increased pro rata so that the total amount of Shares subject to this Option constitutes 15.66% of the total issued and outstanding shares of common stock of the Company as of December 31, 2007. Notwithstanding the foregoing sentence, Optionee shall, upon exercise of the Option and ownership of the Shares, be permitted to transfer the Shares to any of the following:

      (i) Any corporation, general or limited partnership, or limited liability company owned at least fifty-one percent (51%) by Optionee and its affiliates;

      (ii) A trust that has all of the following characteristics:

            (A) Members of the immediate family of the affiliates of Optionee, including any descendants are (and will remain) the sole beneficiaries of the trust;

            (B) The affiliates of Optionee are (and will remain) the sole trustees or co-trustees of the trust; and

            (C) Such Shares may not be transferred or assigned by the trust, except to another trust satisfying the requirements of this section; or

      (iii) A charitable organization as referred to in Section 501(c)(3) of the Code provided that such transfer is gratuitous in nature and furthers Optionee's federal income or estate tax planning objectives.

15. GENERAL.

      (a) Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another. Notices shall be effective upon receipt.

      (b) Shares Reserved. Optionor shall at all times during the Option Period reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option.

      (c) Nontransferability of Option. The Option granted pursuant to this Agreement is not transferable other than by will, the laws of descent and distribution or by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code). The Option will be exercisable during Optionee's lifetime only by Optionee or by Optionee's legal representative in the event of Optionee's disability. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee.

      (d) Amendment and Termination. Except as otherwise provided herein, no amendment or termination of the Option shall be made at any time without the written consent of Optionee.

      (e) No Guarantee of Tax Consequences. The Optionor makes no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Option. The Optionee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the grant and exercise of this Option and the disposition of any Shares acquired thereby.

      (f) Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

      (g) Governing Law. The Option shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, this Agreement is executed effective this the 1st day of September, 2004.

                                      OPTIONOR:

                                      CORPORATE STRATEGIES, INC., a Delaware
                                      corporation


                                      By:
                                         ---------------------------------------
                                               Timothy J. Connolly, Chairman


                                      Address: 1770 St. James Place, Suite 116
                                               Houston, Texas  77056
                                               Attn:  Chairman

                                      OPTIONEE:


                                      ------------------------------------------
                                      FRED ZEIDMAN

                                      Address:
                                               ---------------------------------
                                               Houston, Texas
                                                               -----------------


                                Signature Page to
                             Stock Option Agreement
                       (Fred Zeidman - September 1, 2004)